Exhibit 10.25†

10.25†	Form of Restricted Stock Unit Award Letter under the WestRock Company 2020 Incentive Stock Plan

%%OPTION_DATE,'Month DD, YYYY'%-%

%%FIRST_NAME_MIDDLE_NAME_LAST_NAME%-%
%%ADDRESS_LINE_1%-%
%%CITY_STATE_ZIPCODE%-%
Dear %%FIRST_NAME%-%:

WestRock Company (the “Company”), in accordance with the provisions of the WestRock Company 2020 Incentive Stock Plan, as amended from time to time (the “Plan”), hereby awards you the opportunity to earn a target award amount (the “Target Amount”) of shares (the “Stock Grant Shares”) of the Company’s common stock (the “Common Stock”) as reflected in your account with the Company’s stock plan administrator; provided that the number of underlying shares approved for grant per the Company’s internal records, which approval was conditioned on your acceptance of this award and the execution of the Fair Competition and Proprietary Information Protection Agreement attached as Exhibit A will control in the event of any discrepancy. The Stock Grant Shares are subject to the terms and conditions set forth in the Plan, any rules and regulations adopted by the Compensation Committee of the Company's Board of Directors (the “Committee”) and this letter (this “letter”), including, where applicable, the Addendum for Non-U.S. Key Employees. Any terms used in this letter and not defined in this letter have the meanings set forth in the Plan.
The issuance of all or any part of the Common Stock underlying the Stock Grant Shares pursuant to this letter is intended to fulfill the Plan’s purpose of providing additional incentives to key employees such as yourself, thereby increasing your personal stake in the continued success and growth of the Company and encouraging you to continue your employment with the Company.

1.Conditions and Issuance of Stock Grant Shares
You will earn the Target Amount of shares if you satisfy the service and other applicable requirements of this award of time-based restricted stock units.
Subject to Sections 3 and 5, the Company will deliver to you (or in the event of your death to your beneficiary in accordance with Section 4) the appropriate number of shares of Common Stock underlying the Stock Grant Shares (minus any shares retained to satisfy your statutory minimum tax withholding obligations) as soon as administratively practicable following the applicable vesting date. You may not sell, transfer, assign or pledge the Stock Grant Shares (or underlying Common Stock) until the Stock Grant Shares vest and have been delivered. Following vesting and delivery, any sales, transfers, assignments or pledges thereof must be made in accordance with applicable securities laws and Company policy.

One-third of the time-based restricted stock units will vest (subject to Section 3) on each of the first three anniversaries of the grant date. Except as set forth in Section 3, you must remain continuously employed by the Company from the grant date through each respective anniversary of the grant date in order to receive the Common Stock underlying the Stock Grant Shares (minus any shares retained to satisfy your statutory minimum tax withholding obligations).

2. Voting and Dividends
    (a) You will not be entitled to vote the Common Stock underlying the Stock Grant Shares until after the shares vest and have been delivered to you.
(b) As dividends on the Common Stock are paid, you will be credited with dividend equivalent units (“DEUs”) on the Target Amount (as well as on previously credited DEUs), which will be (i) converted to additional Stock Grant Shares based on the mean of the high and low prices at which the Common Stock is traded on the New York Stock Exchange on the dividend distribution date and (ii) ultimately settled in shares of Common Stock at the same time and on the same terms as the underlying Stock Grant Shares.

3. Termination of Employment and Forfeitures
(a) General. The rules in this Section 3(a) apply to the vesting or forfeiture of the Stock Grant Shares in the event of your death, disability or other termination of employment.
(i) Death or Disability. If your employment is terminated by reason of death or disability (as determined by the Company) before the Stock Grant Shares vest in full, you will be entitled to the number of shares of Common Stock that would have otherwise vested had your employment not been terminated by reason of your death or disability. Subject to the delay in distributions for certain officers under Section 11, if applicable, any Stock Grant Shares that vest shall be issued to you (or to your beneficiary in the case of your death) as soon as administratively practicable after the termination of your employment due to death or disability.
(ii) [Reserved]

(iii) Other Termination of Employment. If your employment terminates under any circumstances other than the circumstances described in Section 3(a)(i) or Section 5 before the Stock Grant Shares vest in full, you will forfeit your right to any unvested Stock Grant Shares, including DEUs, unless otherwise determined by the Committee.
(iv) [Reserved]
(v) Cessation of Vesting During Garden Leave. Except to the extent prohibited by applicable law or where otherwise determined by the Committee, your right to vest in the Stock Grant Shares, if any, will terminate effective as of the date that you are no longer expected to provide further services to the Company as an employee and will not be extended by any notice period (e.g., your period of service would not include any contractual notice period or any period of “garden leave”

or similar period mandated under employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any). The Committee shall have absolute discretion to determine when you are no longer expected to provide further services for such purposes (including whether you may still be considered to be providing services for vesting purposes while on a leave of absence). Notwithstanding anything in this Section 3(a)(v) to the contrary, to the extent that a distribution is due upon your “separation from service” within the meaning of Section 409A (as defined below) as provided in Section 11, the date of your separation from service shall be determined in accordance with Treas. Reg. § 1.409A-1(h).
(b) Committee Determinations. The Committee will have absolute discretion to determine the date and circumstances of termination of your employment, and its determination will be final, conclusive and binding upon you.

4. Beneficiary
For U.S. recipients only, you may designate a beneficiary to receive any Stock Grant Shares and underlying Common Stock issued to you before your death or which become issuable to you after your death, and you may change your beneficiary from time to time. Beneficiary designations must be made directly with the applicable stock plan administrator. If you fail to designate a beneficiary, any Stock Grant Shares or underlying Common Stock issued to you before your death or which become issuable to you after your death will be delivered to the executor or administrator of your estate and any rights to such Stock Grant Shares or to the issuance of underlying shares of Common Stock may be distributed to the beneficiaries of your estate.

5. Change in Control Termination Event
Unless earlier vested, all of the Stock Grant Shares and DEUs will vest immediately upon the date of a Change in Control Termination Event (as defined below) as set forth herein. Subject to the delay in distribution to certain officers set forth in Section 11, if applicable, underlying shares of Common Stock shall be issued to you as soon as administratively practicable after the Change in Control Termination Event.

“Change in Control Termination Event” means that (i) you are terminated by the Company or its successor other than for Cause or (ii) you terminate your employment with the Company or its successor for Good Reason (as defined below), in either case prior to the second anniversary of the effective date of a Change in Control, provided that in the case of clauses (i) and (ii) above you are employed by the Company on the date of the Change in Control.
“Cause” means solely (i) your conviction or plea of nolo contendere of a felony; (ii) your disregard or failure to perform the substantive elements of your responsibilities and duties as an employee of the Company or its successor; (iii) willful misconduct by you in the performance of your duties as an employee of the Company or its successor; (iv) your material violation of the Company’s or its successor’s Code of Conduct or other material employee policy, (v) your misappropriation or embezzlement of any funds or property of the Company or its successor, commitment of fraud with respect to the Company or its successor, or engagement in any act or acts of dishonesty relating to your employment by the Company or its successor; or (vi) through willful misconduct, personal dishonesty or gross negligence, you engage in an act or course of conduct that causes substantial injury to the Company or its successor.
“Good Reason” means that, with respect to your employment at the Company or its successor, (i) your duties or responsibilities are materially reduced or diminished (in the sole determination of the Company) from those that you had immediately prior to the Change in Control; (ii) you are transferred to a permanent work location that is greater than 45 miles from your work location immediately prior to the Change in Control; (iii) your annual base salary is reduced below what it was immediately prior to the Change in Control; (iv) a material element of your compensation is eliminated or your participation in such element of compensation is materially reduced from substantially the same basis as existed immediately before the Change in Control (except for across-the-board eliminations or reductions of such benefits for all similarly-placed employees); (v) your participation in the same or substantially similar retirement or welfare plans as existed immediately before the Change in Control is eliminated or materially reduced (except for across-the-board eliminations or reductions of such benefits for all similarly-placed employees); or (vi) any other material benefit of employment that you received immediately prior to the Change in Control is eliminated or materially reduced (except for across-the-board eliminations or reductions of such benefits for all similarly-placed employees).
For the purposes of this Section 5, your employment with the Company or its successor will be deemed to include your employment with any direct or indirect subsidiary of the Company or its successor.

6. Automatic Forfeiture
Your right to any Stock Grant Shares and DEUs (as well as underlying Common Stock) will automatically be forfeited under the following circumstances: (a) your employment is terminated for Cause or (b) you breach or challenge any confidentiality, non-solicitation or non-competition covenant between yourself and the Company, any Subsidiary or any Affiliate; or (c) you fail to execute and deliver to the Company the Fair Competition and Proprietary Information Protection Agreement attached as Exhibit A by [________].

7. Federal Income Tax Consequences
See the prospectus made available to you in connection with this letter for a discussion of the federal income tax consequences relating to the Stock Grant Shares and DEUs. You must make arrangements satisfactory to the Company to satisfy any applicable federal, state, or local withholding tax liability arising from the grant or vesting of Stock Grant Shares and DEUs. You likely will owe more taxes than the amount deducted to satisfy the minimum statutory withholding tax liability required to be withheld in connection with the vesting of the Stock Grant Shares and DEUs. You should consult your tax advisor regarding these matters.

8. Adjustment in Certain Events
In the event of specified changes in the Company’s capital structure, the Committee administering the Plan is required to adjust the Stock Grant Shares and DEUs in a reasonable and equitable manner to reflect such changes in the Company’s capital structure. This letter will continue to apply to your awards as so adjusted.

9. Effect on Other Benefits
Income recognized by you as a result of the vesting of Stock Grant Shares or DEUs on the Stock Grant Shares (as contemplated in Section 2(b)) will not be included in the formula for calculating benefits under the Company’s employee benefit plans, policies or programs which take compensation into account in computing benefits.

10. Regulatory Compliance
Under the Plan, the Company is not required to deliver Stock Grant Shares, Common Stock or DEUs if such delivery would violate any applicable law or regulation. If required by any federal or state securities law or regulation, the Company may impose restrictions on your ability to transfer shares received under the Plan.

11. Section 409A
The awards granted under this letter are intended to be exempt from or comply with Section 409A of the Code (“Section 409A”), and this letter shall be construed accordingly. To the extent required under Section 409A, (i) any reference to your termination of employment shall mean the date of your “separation from service” under Section 409A, and (ii) if you are a “specified employee” within the meaning of Section 409A as of the date of your separation from service, any shares to be delivered to you on account of your separation from service for any reason other than your death shall not be delivered to you until the earlier of (A) six months after the date of your separation from service, and (B) the date of your death. By accepting the award granted under this letter, you agree that the provisions of this Section 11 shall apply to all awards heretofore or hereafter made to you under the Plan, under any predecessor or successor plan, or any other plan providing for payment of amounts that may be considered deferred compensation subject to Section 409A.

12. Clawback
In the event the Stock Grant Shares or DEUs vest and Common Stock is issued to you pursuant to the terms of this letter based upon financial results that are required to be restated by the Company at a future date, and the Committee determines that such restatement is based in whole or in part upon any misconduct on your part, then, in addition to any other remedies available to the Company, you, in consideration for the issuance of such Common Stock, agree that you will immediately upon the receipt of written notice of any such determination by the Committee pay to the Company an amount of cash or deliver an amount of shares of Common Stock equal to the “Benefit of the Misstatement” (as defined hereafter). The term “Benefit of the Misstatement” means an amount equal to the “Extra Shares” (as defined below) multiplied by the closing price of the Common Stock on the date that the Stock Grant Shares or DEUs vested. The term “Extra Shares” means the actual number of shares underlying the Stock Grant Shares or DEUs you received pursuant to Section 1, excluding the amount of any shares that were withheld for taxes, minus the number of shares underlying the Stock Grant Shares or DEUs you would have received had there been no misstatement of the financial results, excluding amounts of any shares that were withheld for taxes. This Section 12 will apply to misstatements of financial results that are discovered within 24 months after the Stock Grant Shares or DEUs vest, but not thereafter. In addition, the Company may (i) cause the cancellation of any of your rights under this letter, (ii) require recovery or reimbursement of any benefit conferred on you or your beneficiaries under this letter, or (iii) effect any other right of recoupment of compensation provided under the Plan or otherwise, each in accordance with any Company clawback or recoupment policies that currently exist or may from time to time be adopted or amended by the Company (including but not limited to the Company’s Policy for the Recovery of Erroneously Awarded Compensation and any other policies adopted or amended to comply with applicable laws or stock exchange listing requirements) (“Clawback Policies”), regardless of misconduct on your part or the part of others. You acknowledge and agree that (i) the Company has a right to take such actions to the extent in accordance with Clawback Policies and (ii) you will comply promptly with any Company demands or requests related thereto.

13. Other Terms
(a) Acknowledgement of Insider Trading Policy. You understand that you are subject to the Company’s Securities and Insider Trading Policy, as in effect from time to time, and you are responsible for reading, understanding and complying with the policy, including, where applicable, the prohibitions against hedging and pledging of Common Stock.
(b) Fractional Shares. Any fractional shares due in connection with the Stock Grant Shares will be treated in accordance with Section 13 of the Plan.
(c) Interpretation. To the extent any provision of this letter is inconsistent with a provision of the Plan, the provision of the Plan will govern.
(d) Governing Law and Choice of Forum. Except as otherwise set forth in the Fair Competition and Proprietary Information Protection Agreement in Exhibit A, this letter will be construed and enforced in accordance with and governed by the internal laws of the State of Delaware, the state in which the Company is incorporated, without giving effect to any conflict of laws provisions thereof that would cause the application of the domestic substantive laws of any other jurisdiction. Except as otherwise set forth in the Fair Competition and Proprietary Information Protection Agreement in Exhibit A, the parties each consent and agree that any action to determine the validity, construction, interpretation or application of this letter will be commenced and maintained only in a state or federal court in Delaware.
The parties irrevocably waive: (a) any objection which they may have at any time to the venue of any suit, action or proceeding arising out of or relating to this Agreement if brought in any such court; (b) any claim that such suit, action or proceeding is brought in an inconvenient forum; and (c) the right to object, with respect to such suit, action or proceeding brought in any such court, that such court does not have jurisdiction over the parties.
(e) Validity; Severability. Except as otherwise set forth in the Fair Competition and Proprietary Information Protection Agreement set forth in Exhibit A, if any provision of this letter is determined to be invalid, illegal or unenforceable, in whole or in part, then such provision will be modified so as to be valid and enforceable to the maximum extent permitted by law. If such provision cannot be modified to be valid or enforceable, the provision will be severed from the relevant section or sections to the extent invalid or unenforceable. The invalidity, illegality or unenforceability of any provision or provisions of this letter will not affect the validity or enforceability of any other provision of this letter, which will remain in full force and effect.
(f) Electronic Delivery. The Company may, in its discretion, deliver any documents it deems necessary, advisable or appropriate in connection herewith, including with respect to your participation in the Plan, or future awards that may be granted under the Plan (or any successor incentive stock plan) by electronic means and/or request your consent to participate in the Plan (or any successor incentive stock plan) by electronic means. You hereby consent to receive such documents by electronic delivery and, if requested, agree to participate in the Plan (or any successor incentive stock plan) through an online or electronic system established and maintained by the Company or another third party designated by the Company.

If you have any questions regarding your opportunity to earn the Stock Grant Shares or would like to obtain additional information about the Fair Competition and Proprietary Information Protection Agreement, the Plan or the Committee, please contact me or the Executive Compensation team at WestRock Company, . This letter contains the formal terms and conditions of your award and accordingly should be retained in your files for future reference.

With best regards,
/s/ Vicki L. Lostetter
Vicki L. Lostetter Chief Human Resources Officer